UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                     Tremisis Energy Acquisition Corporation
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                   894727 10 6
                                 (CUSIP Number)

                                  May 17, 2004
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 894727 10 6                  13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Partners
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         205,000 shares                                          2.7%
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
    EACH            0 shares                                                  0%
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH
                    205,000 shares                                          2.7%
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,000 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 894727 10 6                  13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Rubenstein
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         0 shares                                                  0%
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
    EACH            395,000 shares                                          5.1%
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH
                    0 shares                                                  0%
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    395,000 shares                                          5.1%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     395,000 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 894727 10 6                  13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Marilyn Rubenstein
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         0 shares                                                  0%
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
    EACH            395,000 shares                                          5.1%
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH
                    0 shares                                                  0%
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    395,000 shares                                          5.1%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     395,000 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 894727 10 6                  13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Venture Fund
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         95,000 shares                                           1.2%
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
    EACH            0 shares                                                  0%
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH
                    95,000 shares                                           1.2%
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     95,000 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 894727 10 6                  13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Seneca Ventures
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         95,000 shares                                           1.2%
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
    EACH            0 shares                                                  0%
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH
                    95,000 shares                                           1.2%
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    0 shares                                                  0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     95,000 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 894727 10 6                  13G
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Services Corp.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

  NUMBER OF         0 shares                                                  0%
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
    EACH            190,000 shares                                          2.5%
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH
                    0 shares                                                  0%
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    190,000 shares                                          2.5%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     190,000 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

            (a)   Name of Issuer:
                  Tremisis Energy Acquisition Corporation

            (b)   Address of Issuer's Principal Executive Offices:
                  1775 Broadway
                  Suite 604
                  New York, New York 10019

Item 2.

1.          (a)   Name of Person Filing:
                  Woodland Partners

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  894727 10 6

2.          (a)   Name of Person Filing:
                  Barry Rubenstein

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Citizenship:
                  United States

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  894727 10 6

3.          (a)   Name of Person Filing:
                  Marilyn Rubenstein

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Citizenship:
                  United States

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  894727 10 6

4.          (a)   Name of Person Filing:
                  Woodland Venture Fund

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  894727 10 6

5.          (a)   Name of Person Filing:
                  Seneca Ventures

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  894727 10 6

6.          (a)   Name of Person Filing:
                  Woodland Services Corp.

            (b)   Address of Principal Business Office, or, if none, Residence:
                  68 Wheatley Road
                  Brookville, New York 11545

            (c)   Place of Organization:
                  New York

            (d)   Title of Class of Securities:
                  Common Stock, $0.0001 par value per share

            (e)   CUSIP Number:
                  894727 10 6

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

            (a)   |_|  Broker or dealer registered under section 15 of the Act
                       (15 U.S.C.78o).

            (b)   |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

            (c)   |_|  Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

            (d)   |_|  Investment company as registered under Section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   |_|  An investment adviser in accordance with ss.240.13d-1(b)
                       (1)(ii)(E).

            (f)   |_|  An employee benefit plan or endowment fund in accordance
                       with ss.240.13d-1(b)(1)(ii)(F).

            (g)   |_|  A parent holding company or control person in accordance
                       with ss.240.13d-1(b)(1)(ii)(G).

            (h)   |_|  A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)   |_|  A church plan that is excluded from the definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)   |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            The reporting persons purchased units (the "Units"). Each Unit consists of one share of common stock, 0.0001 par value per share (the "Common Stock"), and two warrants (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00. Each Warrant becomes exercisable on the later to occur of the Issuer's completion of a business combination, or May 12, 2005, and expires on May 11, 2008, or earlier upon redemption.

1.          Woodland Partners:

            (a)   Amount Beneficially Owned: 205,000(1),(2) shares.

            (b)   Percent of Class: 2.7%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        205,000(1),(2) shares.

                  (ii)  shared power to vote or to direct the vote:
                        0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        205,000(1),(2) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

2.          Woodland Venture Fund:

            (a)   Amount Beneficially Owned: 95,000(3),(4) shares.

            (b)   Percent of Class: 1.2%

            (c)   Number of shares as to which such person has:


                  (i)   sole power to vote or to direct the vote:
                        95,000(3),(4) shares.

                  (ii)  shared power to vote or to direct the vote:
                        0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        95,000(3),(4) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

3.          Seneca Ventures:

            (a)   Amount Beneficially Owned: 95,000(5),(6) shares.

            (b)   Percent of Class: 1.2%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        95,000(5),(6) shares.

                  (ii)  shared power to vote or to direct the vote:
                        0 shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        95,000(5),(6) shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares.

----------
(1)   Includes 205,000 shares of Common Stock owned by Woodland Partners.

(2) Does not include 410,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

(3)   Includes 95,000 shares of Common Stock owned by Woodland Venture Fund.

(4) Does not include 190,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.

(5)   Includes 95,000 shares of Common Stock owned by Seneca Ventures.

(6) Does not include 190,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.

4.          Woodland Services Corp.:

            (a) Amount Beneficially Owned: 190,000(3),(4),(5),(6),(7) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.

            (b)   Percent of Class: 2.5%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        190,000(3),(4),(5),(6),(7) shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        190,000(3),(4),(5),(6),(7) shares.

5.          Barry Rubenstein:

            (a)   Amount Beneficially Owned: 395,000(1),(2),(3),(4),(5),(6),(7)
                  shares. Reporting person is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

            (b)   Percent of Class: 5.1%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        395,000(1),(2),(3),(4),(5),(6),(7) shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        395,000(1),(2),(3),(4),(5),(6),(7)shares.

6.          Marilyn Rubenstein:

            (a)   Amount Beneficially Owned: 395,000(1),(2),(3),(4),(5),(6),(7)
                  Reporting person is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

            (b)   Percent of Class:5.1%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        0 shares.

                  (ii)  shared power to vote or to direct the vote:
                        395,000(1),(2),(3),(4),(5),(6),(7) shares.

                  (iii) sole power to dispose or to direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        395,000(1),(2),(3),(4),(5),(6),(7) shares.

                  A Joint Filing Agreement is attached hereto as Exhibit A.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

----------
(7) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: May 26, 2004


                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                           -------------------------------------
                                            Barry Rubenstein, a General Partner


                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.

                                        By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, President


                                         /s/ Barry Rubenstein
                                        ----------------------------------------
                                             Barry Rubenstein


                                        /s/ Marilyn Rubenstein
                                        ----------------------------------------
                                            Marilyn Rubenstein

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                       13G
                                    EXHIBIT A
                             JOINT FILING AGREEMENT

            The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Common Stock, $0.0001 par value per share, of Tremisis Energy Acquisition Corporation and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

            This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: May 26, 2004


                                    WOODLAND VENTURE FUND

                                    By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                        Barry Rubenstein, a General Partner


                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                        Barry Rubenstein, a General Partner


                                    WOODLAND PARTNERS

                                    By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                        Barry Rubenstein, a General Partner


                                    WOODLAND SERVICES CORP.

                                    By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                        Barry Rubenstein, President


                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                        Barry Rubenstein


                                    /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                        Marilyn Rubenstein